Exhibit 99.1
VERMILLION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND BUSINESS PROGRESS
—Vermillion To Host Conference Call Today at 4.30 p.m. Eastern Time—
FREMONT, Calif., November 12, 2007 – Vermillion, Inc. (Nasdaq: VRML) today announced financial results for its third quarter ended September 30, 2007 and an update on business progress.
“During the third quarter of 2007, we accomplished several important milestones including completion of enrollment of our ovarian cancer diagnostic clinical trial and securing $20.6 million from a private placement. In addition, we changed the Company’s name to Vermillion, Inc. to reflect our focus on specialty clinical diagnostic tests,” said Gail S. Page, President and Chief Executive Officer of Vermillion. “We are making excellent progress in each of our diagnostic programs. Our ovarian tumor triage test clinical trial was a major undertaking involving 27 clinical sites. Analysis of the blood samples from 550 patients is currently underway and we expect to report top-line data results in December, and plan a submission to the FDA shortly thereafter. Our peripheral arterial disease (PAD) diagnostic test is undergoing comprehensive validation studies with Quest Diagnostics with the expectation that it will be offered as a laboratory developed test in early 2008. As we announced last week, The Ohio State University Research Foundation will launch our test for thrombotic thrombocytopenic purpura (TTP) shortly.”
Third Quarter 2007 Financial Results
As a result of the November 13, 2006 sale of its former instrument business to Bio-Rad Laboratories, the Company does not anticipate having revenue until its diagnostic tests are commercialized. Accordingly, the Company had no revenue in the third quarter of 2007 compared to $4.7 million in the third quarter of 2006.
Total operating expenses for the third quarter of 2007 were $4.8 million compared to $8.7 million in the same period last year. The reduction in operating expenses was due primarily to the elimination of selling and marketing expenses associated with the Company’s former instrument business as well as reductions in research and development and general and administrative expenses.
The net loss for the third quarter of 2007 was $5.1 million compared to $7.0 million for the same period in 2006. Basic and diluted net loss per share for the third quarter of 2007 was $0.11 per share based on 48.1 million shares outstanding compared to a basic and diluted net loss per share of $0.19 per share for the same period in 2006 based on 36.1 million shares outstanding.
At September 30, 2007, the Company’s cash, cash equivalents and short-term investments were $23.5 million, compared to $9.6 million at June 30, 2007 and $17.7 million at December 31, 2006. Net cash used in operating activities in the third quarter of 2007 was $5.1 million and $16 million for the first nine months of 2007. During the third quarter of 2007, Vermillion raised $20.6 million in gross proceeds in a private placement.
Recent Highlights and Accomplishments
Ovarian Cancer Diagnostic Program:
—	Completed enrollment of 550 patients at 27 medical centers in a clinical trial to evaluate Vermillion’s ovarian tumor triage test to differentiate women with ovarian cancer from women with benign pelvic masses.

—	Presented multiple studies at the European Society for Gynecologic Oncology meeting. These presentations described progress in Vermillion’s ovarian cancer diagnostic program including work validating its test that aids in discriminating between benign and malignant ovarian tumors, as well as data demonstrating that several of Vermillion’s ovarian cancer protein biomarkers could be used to detect early-stage ovarian cancer and to predict survival.
Peripheral Arterial Disease Program:
—	Published research in Circulation that details how Vermillion researchers and collaborators showed that elevated levels of a protein biomarker known as beta-2 microglobulin are correlated to the presence and severity of peripheral arterial disease (PAD).

—	With Quest Diagnostics Incorporated, we have continued to validate a blood-based assay for the detection of PAD. There are currently 12 million Americans diagnosed with PAD and there are over 30 million Americans at risk for the disease who would benefit from early diagnosis.
Corporate Development:
—	Received a certificate of reissuance from the United States Patent and Trademark Office for Patent No. 6,734,022, which is directed to a fundamental process of SELDI mass spectrometry. With the reissuance, Vermillion expects to receive $2.0 million from Bio-Rad Laboratories, Inc. pursuant to the terms of the Asset Purchase Agreement entered into in connection with the sale of Vermillion’s instrument business to Bio-Rad.

—	Announced a license agreement with The Ohio State University Research Foundation and The Ohio State University (OSU), to permit OSU to provide a proteomics-based diagnostic test to detect TTP, a hematologic disease that causes abnormal clotting and carries the risk of neurologic, renal, and cardiac dysfunction and even death. This test is aimed at helping physicians make the correct diagnosis, initiate timely treatment, evaluate response to therapy, and predict the risk of recurrence in patients with TTP.
Conference Call Details for November 12, 2007
Vermillion management will host a conference call today, November 12 at 4:30 p.m. Eastern Time to discuss these results and provide an update on business developments. To access the live conference call via phone, dial (877) 325-7371 from the United States and Canada or (+1706) 634-0768 internationally. The conference ID is 21354673. Please dial-in approximately ten minutes prior to the start of the call. Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the

Company’s website at http://www.vermillion.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
A telephone replay will be available beginning approximately two hours after the call through November 26, 2007 and may be accessed by dialing (800) 633-8284 from the United States and Canada or (+1 402) 977-9140 internationally. The replay passcode is 21354673. An archived replay of the webcast will be available until the next quarterly call.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has ongoing diagnostic programs in oncology/hematology, cardiology and women’s health with an initial focus in ovarian cancer. Based in Fremont, California, more information about Vermillion can be found on the Web at http://www.vermillion.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K.  Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Examples of such forward-looking statements include statements regarding Vermillion’s expectations for the timing of data for its ovarian tumor triage test clinical trial and the related submission to the U.S. Food and Drug Administration, its ovarian, TTP and PAD program plans, the likelihood of success in using protein biomarkers to detect ovarian cancer and predict survival, and expected decreases in operating expenses and projected cash usage.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that Vermillion is unable to successfully utilize resources and execute plans for its molecular diagnostics business.  Investors should consult our Form 10-K for the year ended Dec. 31, 2006, as amended, and our periodic reports on Form 10-Q and Form 8-K.
~financials to follow~
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Vermillion, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006 (1)
Assets

Current assets:
Cash and cash equivalents	$19,498	$17,711
Short-term investments, at fair value	4,000	—
Accounts receivable, net of allowance for doubtful accounts of $- and $2, respectively	—	29
Prepaid expenses and other current assets	1,101	2,300

Total current assets	24,599	20,040

Property, plant and equipment, net	1,613	2,260
Other assets	655	716

Total assets	$26,867	$23,016

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,177	$2,401
Accrued liabilities	3,863	4,600
Deferred revenue	31	45
Current portion of convertible senior notes, net of discounts	2,460	—

Total current liabilities	8,531	7,046

Long-term debt owed to related party	10,000	7,083
Convertible senior notes, net of discount	16,150	18,428
Other liabilities	278	360

Total liabilities	34,959	32,917

Stockholders’ deficit:
Common stock	64	39
Additional paid-in capital	227,796	207,991
Accumulated deficit	(235,850)	(217,860)
Accumulated other comprehensive loss	(102)	(71)

Total stockholders’ deficit	(8,092)	(9,901)

Total liabilities and stockholders’ deficit	$26,867	$23,016

(1)	The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006

Vermillion, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	—	4,662	21	16,999
Cost of revenue	—	2,481	15	8,832

Gross profit	—	2,181	6	8,167

Operating expenses:
Research and development	2,182	2,914	6,297	8,780
Sales and marketing	516	3,204	1,440	10,652
General and administrative	2,090	2,541	8,626	7,549

Total operating expenses	4,788	8,659	16,363	26,981

Loss on sale of instrument business	—	—	(382)	—

Loss from operations	(4,788)	(6,478)	(16,739)	(18,814)
Interest and other expense, net	(332)	(518)	(1,252)	(1,211)

Loss before income taxes	(5,120)	(6,996)	(17,991)	(20,025)
Income tax benefit (expense)	3	(20)	1	(190)

Net loss	$(5,117)	$(7,016)	$(17,990)	$(20,215)

Loss per share — basic and diluted	$(0.11)	$(0.19)	$(0.43)	$(0.56)

Shares used to compute basic and diluted loss per common share	48,057	36,075	42,214	36,042